Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”) is entered into by and between Jeffrey Church (“Executive”) and Imunon, Inc., a Delaware corporation (the “Company”), effective as of May 17, 2024 (the “Effective Date”).

1. Retirement.

(a) Executive has informed the Company of his intent to voluntarily retire on June 1, 2024, or such earlier date as Executive and the Company may determine (the “Retirement Date”). Executive agrees to remain employed by the Company as its Chief Financial Officer pursuant to the terms contained herein until his voluntary retirement on the Retirement Date; provided, however, that the Company may terminate Executive’s employment prior to the Retirement Date for “Cause,” as such term is defined in the CIC Severance Agreement (defined below) or without cause under the 2018 Letter (defined below). Effective as of the Retirement Date, Executive’s employment with the Company and all of its affiliates shall terminate, and Executive shall cease serving as the Company’s Chief Financial Officer and shall be deemed to have resigned from all offices held at the Company and its affiliates. Executive agrees that, prior to the Retirement Date, Executive will continue to perform his duties, responsibilities and functions to the Company as are usual and customary for Executive’s position, and shall not engage in any other employment, occupation, consulting or other business activity, except as otherwise agreed to by the Company.

(b) The parties hereto acknowledge and agree (i) that certain employment offer letter by and between the Company and Executive, dated June 7, 2010 (the “Employment Letter”), (ii) that certain change in control severance agreement by and between the Company and Executive, dated September 16, 2016 (the “CIC Severance Agreement”) and (iii) the undated letter regarding your promotion to Executive Vice President and Chief Administrative Officer effective December 14, 2018 (the “2018 Letter”) are superseded by this Agreement; provided, however, that until the Retirement Date, Executive shall continue to be eligible for the compensation and benefits provided for in the Employment Letter, the 2018 Letter and the CIC Severance Agreement. For the avoidance of doubt, nothing in this Agreement shall supersede the Confidential Information Agreement by and between the Company and Executive dated July 6, 2010 (the “Confidential Information Agreement”).

2. Accrued Obligations; Retirement Benefits.

(a) Accrued Obligations. Within 30 days following the Retirement Date, the Company will pay to Executive (i) all accrued but unpaid salary and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Retirement Date (collectively, the “Accrued Obligations”). For the avoidance of doubt, accrued but unused vacation is included in the Retirement Bonus (as defined below) and will not be paid as a separate benefit obligation.

(b) Retirement Bonus. Subject to the release requirement described in Section 2(e) and Executive’s continued compliance with this Agreement and the Confidential Information Agreement, Executive shall be entitled to receive a retirement bonus in the amount of $428,615.00 (the “Retirement Bonus”). The Retirement Bonus shall be paid in a single lump-sum not later than June 30, 2024, provided that the Release has become effective.

(c) Performance Bonuses. Executive shall be entitled to receive the second installment of his annual performance bonus with respect to 2023 if such bonuses are paid to Company employees generally (the “2023 Bonus”). In addition, and subject to the release requirement described in Section 2(e) and Executive’s continued compliance with this Agreement and the Confidential Information Agreement, Executive shall be entitled to receive an annual performance bonus with respect to 2024, pro-rated by 50% (i.e., six (6) months) (the “2024 Bonus”). The 2023 Bonus, if any, and the 2024 Bonus, if any, will be paid to Executive no later than March 15, 2025.

(d) COBRA Subsidy. Subject to the release requirement described in Section 2(e) and Executive’s continued compliance with this Agreement and the Confidential Information Agreement, if Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue Executive’s coverage and directly pay, or reimburse Executive for, the portion of the premium for Executive that the Company would pay on Executive’s behalf if Executive remained an employee through the earliest of (i) the Consulting Period End Date (as defined below), (ii) the date that Executive becomes eligible for coverage under another employer’s plans, and (iii) the date that Executive otherwise becomes ineligible for COBRA coverage (the “Continuation Period”). Notwithstanding the foregoing, the Company may elect at any time during the Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide Executive with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 2(d), less applicable tax withholdings. The benefits provided in this Section 2(d) are referred to as the “COBRA Benefits”.

(e) Release Requirement. Executive’s entitlement to, and right to receive payment of, the Retirement Bonus, the 2024 Bonus, and the COBRA Benefits is subject to Executive’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) on or after the Retirement Date and within the time periods set forth in the Release.

(f) Vested Benefits. Following the Retirement Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.

(g) Stock Option Awards. Any unvested portions of outstanding stock option awards held by Executive as of the Termination Date (the “Stock Option Awards”) will be treated as set forth in the applicable award agreements and the Company’s 2018 Stock Incentive Plan, as amended from time to time (the “Stock Plan”). With respect to the vested portion of any outstanding stock option awards, such awards shall be amended to provide for an extended post-termination exercise period through the options’ original expiration date.

3. Consulting Services.

(a) Consulting Services. During the period commencing on the Retirement Date and ending on the date on which the consulting relationship established hereby is terminated in accordance with Section 3(c) (the “Consulting Period”), Executive shall provide the following agreed-upon consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates as requested by the Company consistent with his understanding of the business and his prior role as CFO: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Executive’s employment with the Company (collectively, the “Services”). In addition, Executive agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior employment responsibilities to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information.

(b) Compensation for Consulting Services. During the Consulting Period, the Company will pay Executive a monthly retainer of $10,000, and, in addition, the Company will pay Executive $250 per hour for each hour of Services performed in excess of 40 hours per month. Executive shall not be entitled to any other compensation for the Services, nor shall Executive be entitled to participate in any benefit plan, program, or policy of the Company during the Consulting Period.

(c) Termination of Consulting Services. The Consulting Period shall terminate on December 31, 2024 (the “Consulting Period End Date”); provided, however, that the Company or Executive may terminate the Consulting Period and the Services hereunder at any time prior to the Consulting Period End Date, for any reason, upon not less than ten (10) business days’ written notice to the other party (the final date of the Consulting Period, the “Termination Date”). In addition, Executive shall reasonably consider and, except for good cause, agree to a request by the Company to extend the Consulting Period through a to-be-determined date in 2025, subject to the terms set forth in Section 3(b). If the parties agree to such an extension, (1) they shall memorialize such agreement in writing, and (2) the phrase “Consulting Period End Date” shall mean such later date as the parties have agreed.

4. Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5. Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations, and except as otherwise provided under this Agreement, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and resignation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6. Return of Company Property. Executive agrees that he shall, upon reasonable request by the Company and in all events prior to the Termination Date, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control (the “Company Property”). Without limiting the generality of the foregoing, the parties agree that Executive shall be permitted to retain such Company Property as the Company determines is necessary and appropriate for Executive to retain for purposes of performing the Services during the Consulting Period (including the Company’s proprietary and confidential information, and any Company computer that has been furnished to Executive); provided, that Executive shall return any Company Property still in his possession as prior to the Termination Date. The parties further agree that Executive shall continue have access to Company’s systems (including email, network, cloud, messaging, intranet, phone, and any other electronic or communication systems) for the duration of the Consulting Period. Company Property includes: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless otherwise mutually agreed, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

7. Confidential Information Agreement. The parties acknowledge and agree that restrictions and covenants contained in the Confidential Information Agreement (including without limitation, the obligations not to use or disclose any confidential or proprietary information of the Company) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms.

8. Exceptions. Notwithstanding anything in this Agreement or the Confidential Information Agreement to the contrary, nothing contained in this Agreement or the Confidential Information Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to the SEC, IRS, or another government-administrated whistleblower award program, and/or (iv) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

9. Ongoing Cooperation. Subject to Section 8, Executive agrees that Executive will assist and cooperate with the Company, its affiliates and its counsel (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, providing true and complete factual information and producing all documents and records in your possession or control that may be requested by the Company or its counsel, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request and shall reimburse Executive for reasonable expenses consistent with expense reimbursement for senior executives of the Company.

10. Code Section 409A.

(a) The payments under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”), and the Agreement shall be interpreted consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b) Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).

(c) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

11. Indemnification. Both parties acknowledge and agree that Executive shall continue to be indemnified and receive advancement of certain expenses to the extent provided under the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws and any indemnification agreement between the Company and Executive, each as in effect from time to time.

12. Governing Law and Dispute Resolution. The parties agree that any suit, action, or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof will be brought in a state or federal court in the State of New Jersey having competent jurisdiction.

13. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

14. Construction. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement. The word “include” shall be interpreted to mean to include and not to be limited to.

15. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If the scope of any provision, clause, subclause or definition contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision, clause, subclause or definition shall be enforced to the maximum extent permitted by law, and the parties hereby consent and agree that such scope shall be modified by a court accordingly in any proceeding brought to enforce such provision, clause, subclause or definition. Furthermore, if any provision, clause, subclause or definition of this Agreement is construed to be invalid or unenforceable even after modification intended to reflect the maximum period or scope legally permissible under the circumstances, such invalidity or unenforceability shall not affect the remainder of the provisions, clauses, subclauses or definitions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Notwithstanding anything in this Section 15 to the contrary, however, the parties agree to renegotiate this Agreement in good faith if Section 7 above or the Confidential Information Agreement is found to be unenforceable in whole or in part.

16. Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

17. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Entire Agreement / Amendments. This Agreement (including the exhibits here), together with the Confidential Information Agreement, the Stock Plan and the award agreements evidencing the Stock Option Awards, constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior discussions and negotiations between the Company and Executive, including the Employment Letter, the CIC Severance Agreement and the 2018 Letter. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

20. Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.

21. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive: at Executive’s most recent address on the records of the Company

If to the Company:

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Attention: Executive Chairman

Telephone: 609-896-9100

Fax: 609-896-2200

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: May 17, 2024	/s/ Jeffrey Church
Jeffrey Church

Dated: May 17, 2024	/s/ Michael Tardugno
Imunon, Inc.
	Name:	Michael Tardugno
	Title:	Executive Chairman

Signature Page

EXHIBIT A

GENERAL RELEASE

Reference is hereby made to the Retirement and Consulting Agreement dated as of May 17, 2024, by and between Jeffrey Church and Imunon, Inc. (the “Agreement”). Capitalized terms used but not defined in this release (this “Release”) have the meanings set forth in the Agreement.

1. Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Imunon, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment, the terms and conditions of employment or termination of employment of the undersigned by the Releasees, or any of them (including, but not limited to, any alleged discrimination, harassment or retaliation); any alleged breach of any express or implied contract of employment; any alleged torts, or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; any alleged wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; common law, including but not limited to any alleged wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; rights to attorneys’ fees, costs, disbursements and/or the like; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, all claims under the Family and Medical Leave Act and Worker Adjustment and Retraining Notification Act, and all other federal, state and local leave and/or WARN laws; and any claim(s) under the New Jersey Law Against Discrimination; New Jersey Equal Pay Act; New Jersey Civil Rights Law; New Jersey Security and Financial Empowerment Act; New Jersey Conscientious Employee Protection Act; New Jersey Family Leave Act; New Jersey Earned Sick Leave Laws; New Jersey Wage and Hour Law; New Jersey Wage Payment Law; New Jersey WARN Laws; New Jersey Workers’ Compensation Law Retaliation Provisions; and any other legally waivable federal, state or local laws, including common law.

2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned to:

(i)	any Claims for alleged breach of the Retirement and Consulting Agreement between the undersigned and the Company, dated as of May 17, 2024;

(ii)	the accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company;

(iii)	any Claims for indemnification arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company;

Exhibit A – General Release

(iv)	file a claim for unemployment or workers’ compensation benefits;

(v)	bring to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that the undersigned releases the undersigned’s right to secure damages or other relief for any such alleged treatment;

(vi)	Claims which cannot be waived by an employee under applicable law; or

(vii)	with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or the U.S. National Labor Relations Board) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), the undersigned acknowledges that (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if the undersigned files a lawsuit for retaliation by the Releasees for reporting a suspected violation of law, the undersigned may disclose the trade secret to the undersigned’s attorney and use the trade secret information in the court proceeding, if the undersigned files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

5. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees, costs, and expenses incurred by Releasees in defending or otherwise responding to said suit or Claim.

6. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

Exhibit A – General Release

7. OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the other Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advised the undersigned to consult with an attorney prior to executing this Release;

(v)	the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)	the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Michael Tardugno, via electronic mail at mtardugno@imunon.com, on or before 11:59 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.

8. Governing Law. This Release is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New Jersey, to the extent not preempted by federal law.

Exhibit A – General Release

IN WITNESS WHEREOF, the undersigned has executed this Release on the date set forth below.

/s/ Jeffrey Church
Jeffrey Church

Date: May 17, 2024

Exhibit A – General Release